Exhibit 99.2
PERSONAL AND CONFIDENTIAL
August 19, 2007
Board of Directors
Meridian Gold Inc.
9670 Gateway Drive
Suite 200
Reno, NV, USA 89521
Gentlemen:
You have requested our opinion with respect to whether the Consideration (as defined below) proposed to be paid pursuant to the amended offer (the “Amended Offer”) made by Yamana Gold Inc. (“Yamana”) to purchase all of the outstanding common shares (the “Company Shares”) of Meridian Gold Inc. (the “Company”) (other than any Company Shares owned directly or indirectly by Yamana), as described in the offer to purchase and circular and associated documents filed in Canada by Yamana on July 19, 2007 (the “Initial Offer”), as amended by the notice of variation and extention filed in Canada by Yamana on August 14, 2007 (together, the “Circular”), is adequate from a financial point of view to the holders of Company Shares. The consideration under the Amended Offer is 2.235 common shares (each, a “Yamana Share”) of Yamana plus Canadian Dollars 4.00 in cash for each Company Share accepted (the “Consideration”). We note that the Circular provides that if the Amended Offer is completed, Yamana intends to pursue an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization, or other transaction involving Yamana or an affiliate of Yamana and the Company in order to acquire the Company Shares not accepted in the Amended Offer.
We also understand that Yamana and Northern Orion Resources Inc. (“Northern Orion”) have entered into a Business Combination Agreement, dated July 19, 2007 (the “Northern Orion Agreement”). The Northern Orion Agreement provides for Yamana to acquire all of the outstanding common shares of Northern Orion (the “Northern Orion Shares”) (other than any Northern Orion Shares owned directly or indirectly by Yamana) in a transaction pursuant to which Yamana or a wholly owned subsidiary of Yamana will exchange 0.543 of a Yamana Share plus Canadian Dollars 0.001 in cash for each Northern Orion Share via a plan of arrangement. We note that the Northern Orion Agreement is conditional upon, among other conditions, completion of the Amended Offer, and the Amended Offer is conditional upon, among other conditions, the waiver or satisfaction of all the conditions necessary for the completion of the transaction contemplated by the Northern Orion Agreement.
We have acted as financial advisor to the Company in connection with its consideration of the Amended Offer pursuant to our engagement by the Company, and expect to receive fees from the Company in connection with the Company’s consideration of the Amended Offer. The Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of

Board of Directors
Meridian Gold Inc.
August 19, 2007
Page Two
this engagement. In addition, we have provided, and are currently providing, certain investment banking and other financial services to the Company and its affiliates. We also may provide investment banking and other financial services to the Company, Yamana, Northern Orion, and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.
Goldman, Sachs & Co. and its affiliates are engaged in securities trading, investment banking and financial advisory, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Yamana, Northern Orion and their respective affiliates, and may at any time make or hold investments or co-investments, hold long or short positions, and actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Yamana, Northern Orion and any of their respective affiliates or any currency or commodity that may be involved in the Amended Offer for their own account and for the accounts of their customers.
In connection with this opinion, we have reviewed, among other things, the Circular; the Directors’ Circular of the Company relating to the Initial Offer, dated July 31, 2007; the Northern Orion Agreement and certain related documents, each dated July 19, 2007; annual reports to shareholders and Annual Reports on Form 40-F of the Company for the five fiscal years ended December 31, 2006; annual reports to shareholders and Annual Reports on Form 40-F of Yamana for the three fiscal years ended December 31, 2006 and annual reports to shareholders of Yamana for the fiscal years ended February 29, 2004 and February 28, 2003; the Annual Report on Form 40-F of Northern Orion for the fiscal year ended December 31, 2006 and annual reports to shareholders and Annual Reports on Form 40-F of Northern Orion for the three fiscal years ended December 31, 2005; the Annual Information Forms of the Company and Northern Orion for the five fiscal years ended December 31, 2006; the Annual Information Forms of Yamana for the three fiscal years ended December 31, 2006 and the Annual Information Forms of Yamana for the fiscal years ended February 29, 2004 and February 28, 2003; certain interim reports to shareholders and quarterly reports on Form 6-K of the Company, Yamana and Northern Orion; certain other communications from the Company, Yamana and Northern Orion to their respective shareholders; certain publicly available research analyst reports for the Company, Yamana and Northern Orion; and certain internal financial analyses and forecasts for the Company, Yamana and Northern Orion prepared by the Company’s management (collectively, the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, Yamana and Northern Orion, as well as the Company’s assessment of the synergies described in the Circular. We also have reviewed the reported price and trading activity for the Company Shares, the Yamana Shares and the Northern Orion Shares, compared certain financial and stock market information for the Company, Yamana and Northern Orion with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the gold industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

Board of Directors
Meridian Gold Inc.
August 19, 2007
Page Three
For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with, provided to or reviewed by us. In that regard, we have assumed that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. As you are aware, we have not been provided with access to the management, internal financial information, projections of future financial performance, estimates of the reserve base, production profile or cash and total cost estimates of either Yamana or Northern Orion. As a result, with your consent, our review of such matters has been limited to discussions with management of the Company about their assessment of such matters, and our review of certain publicly available information and certain research analyst estimates of the future financial performance of Yamana and Northern Orion. We have relied upon, without independent verification, the Company’s estimates of the reserve base, production profile and cash and total cost estimates of the Company, Yamana and Northern Orion. In addition, we have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Yamana, Northern Orion, or any of their respective subsidiaries and we have not been furnished with any such valuation, appraisal or assessment. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto. Our opinion does not address any legal, regulatory, tax or accounting matters.
Our opinion does not address the relative merits of the Amended Offer as compared to any other strategic alternatives that may be available to the Company. In addition, we are not expressing any opinion as to the prices at which Company Shares or Yamana Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market (including the commodities market) and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Amended Offer, and such opinion does not constitute a recommendation as to whether or not any holder of Company Shares should tender such Company Shares in connection with the Amended Offer.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid pursuant to the Amended Offer is inadequate from a financial point of view to the holders of Company Shares.
Very truly yours,